Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Michael D. Mulholland

Vice President-Financial Planning, Corporate Development and Investor Relations

1.800.2GEVITY (1.800.243.8489), x3007

mike.mulholland@gevity.com

GEVITY HR, INC. SHAREHOLDERS APPROVE MERGER AGREEMENT

BRADENTON, FL, May 20, 2009 — Gevity (NASDAQ: GVHR), a leading professional employer organization (PEO) that provides HR services to businesses nationwide, announced that at the special meeting of shareholders held today, Gevity’s shareholders voted to approve the merger agreement with TriNet Group, Inc. pursuant to which Gevity will be acquired by TriNet and become a privately owned company.

The proposed merger was announced on March 5, 2009 and is anticipated to close on June 1, 2009.  Under the terms of the merger agreement, Gevity shareholders will receive $4.00 per share in cash, in exchange for each share of common stock.  Upon closing of the transaction, Gevity anticipates that its shares will be de-listed from The NASDAQ Stock Market prior to the opening of trading on June 1.

About Gevity

As a leading provider of HR solutions, Gevity helps small businesses nationwide maximize performance through its world-class HR expertise and services—including payroll, benefits, administrative processing, risk management, policies and procedures, new  hire support, performance management, and employee development, and retention. For more information, visit gevity.com

About TriNet Group, Inc.

Founded in 1988 in the San Francisco Bay Area, TriNet provides strategic, cost-effective payroll, benefits, and HR outsourcing services to companies throughout the United States and Canada. TriNet specializes in helping small and medium-sized businesses reach their corporate goals and become destinations for top talent, enabling them to compete successfully with larger, more established organizations. TriNet’s comprehensive offerings include HR administration, online employee benefits administration and support, employer risk management, payroll processing, tax compliance, workers compensation, group health and welfare products, and strategic human capital consulting services. For more information about TriNet, visit trinet.com.

Risk Factors and Cautionary Statements

This press release contains statements, which may constitute “forward looking statements.”  These statements include statements regarding the intent, belief or current expectations of Gevity HR, Inc. and members of its respective management as well as the assumptions on which such statements are based.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements.  Reference is made to the Risk Factors and Cautionary Statements in Gevity’s Form 10-K filed under the Securities Exchange Act.

###